UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2013

RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33509	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 6th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Response Genetics, Inc. (the “Company”) has appointed Kevin R. Harris, who has served as the Interim Chief Financial Officer of the Company since August 20, 2012, as Vice President and Chief Financial Officer of the Company effective on June 12, 2013.

Prior to joining the Company as Interim Chief Financial Officer, Mr. Harris, 44 years old, served as Chief Financial Officer of CyberDefender Corporation from January 2009 to August 2012 and as Chief Operating Officer of Statmon Technologies Corp from April 2004 to January 2009. Mr. Harris began his career at KPMG Peat Marwick as a senior auditor and his other professional experience includes serving as Head of Production, Finance at PolyGram Television, Director of Corporate Financial Planning at Metro-Goldwyn-Mayer Studios and Senior Vice President of Finance at RKO Pictures. Mr. Harris earned a Bachelor of Science in Business Administration from California State University, San Bernardino and is a Certified Public Accountant in the State of California.

Pursuant to the employment agreement entered into by the Company and Mr. Harris on June 12, 2013 (the “Employment Agreement”), Mr. Harris serves as Vice President and Chief Financial Officer of the Company. The Employment Agreement, which has an initial term of one year, automatically renews for an additional one year period on each subsequent anniversary of the agreement unless notice of non-renewal is given by either the Company or Mr. Harris to the other at least sixty (60) days prior to such anniversary date or the agreement is otherwise terminated pursuant to its terms. Pursuant to the Employment Agreement, Mr. Harris is entitled to a minimum annual base salary of $264,000 and is eligible for an annual bonus as determined by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of the Company of up to 35% of his base salary based upon (a) the Company’s attainment of certain performance targets, as determined by the Chief Executive Officer and approved by the Board of Directors of the Company, and (b) Mr. Harris meeting personal performance objectives as reasonably determined by the Company for the applicable fiscal year. Mr. Harris’s annual bonus for fiscal year 2013 will not be prorated and Mr. Harris will be treated as employed with the Company as of January 1, 2013 for purposes of determining his annual bonus for fiscal year 2013 provided that Mr. Harris is still employed with the Company on December 31, 2013 and on the date such bonuses are paid. Mr. Harris is also granted an option to purchase 100,000 shares of the Company’s common stock, which vests monthly over 48 months from the date of grant and is eligible to participate in the Company’s equity-based incentive plans.

Upon a termination of employment by the Company without “cause,” (as expressly defined in the Employment Agreement), Mr. Harris, subject to his signing a release of claims against the Company, will be entitled to receive a severance benefit of four (4) months of his then-current base salary payable in a lump sum or in installments as determined by the Company in its sole discretion, provided that if Mr. Harris is terminated by the Company without “cause” within a twenty-four (24) month period following a change of control, Mr. Harris will be entitled to receive a severance benefit of nine (9) months of his then-current base salary plus one times his prorated annual bonus for the applicable fiscal year.

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Upon a change of control of the Company, all of Mr. Harris’s stock options will vest in full.

The Employment Agreement also contains customary confidentiality, non-competition and non-solicitation obligations and Mr. Harris is entitled to participate in employee benefits offered by the Company.

The foregoing description of the Employment Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

There are no other arrangements or understandings pursuant to which Mr. Harris was selected as the Company's Chief Financial Officer. There are no family relationships among any of the Company's directors, executive officers and Mr. Harris, and there are no related party transactions between the Company and Mr. Harris reportable under Item 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit #	Description
10.1	Employment Agreement, dated June 12, 2013, by and between Kevin R. Harris and Response Genetics, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: June 17, 2013	By: /s/Adanech Getachew Name: Adanech Getachew Title: General Counsel